Exhibit 5.3

China Education, Inc.

a Cayman Islands company

July 13, 2010

Re: China Education Inc. (the “Company”) Registration Statement on From F-1 – Relating To Repayment of Employee Loans

Ladies and Gentlemen:

We are PRC qualified lawyers and have acted as the legal advisers on PRC Laws (which, for the purpose of this legal opinion, does not include the laws of Taiwan, Hong Kong SAR and/or Macao SAR) for the Company in connection with the repayment of employee Loans on the REGISTRATION STATEMENT on Form F-1.

In such capacity, we have examined the originals or copies of documents provided to us by the Company, Tianjin Frank Educational Investement Co., Ltd. (in Chinese , “Tianjin Frank”, hereinafter referred to as “PRC Subsidiaries”) Beijing Frank Education Investment and Management Co., Ltd. ( in Chinese , “Management Company”), Branch of Suixian Hui High School; Branch of Suixian High School and Qingdao Boyang Technology and Education Co., Ltd and Shandong Foreign Affairs Translation Business Middling Special School (Suixian Hui High School, Suixian High School and Qingdao School are hereinafter collectively referred to as “Schools” and each a “school”; the PRC subsidiaries, the Management Company, and Schools are hereinafter collectively referred to as “PRC Entities” and each a “PRC Entity”), their managements and other personnel, and such other documents we have deemed necessary or advisable for the purpose of this opinion (the “Documents”).

In giving this opinion, we have assumed that:-

a) Unexecuted/scanned documents: each Document having been disclosed to and reviewed by us in unexecuted scanned or draft form (if any) either (1) has been duly executed in such form by each of the parties to it by a person or persons duly authorised to do so or (2) if not yet so executed it will be and those scanned copy is the same as original;

b) Foreign law(s): (1) the rights and obligations of the parties to any Document governed by any law other than China law are, when such Document has been duly executed, will be, legal, valid, binding and enforceable in accordance with their terms under that governing law, (2) neither execution nor performance nor observance of any Document is contrary to any law other than China law and (3) nothing in any law other than China law affects this opinion;

c) Authenticity of original documents: all signatures, seals and markings on original documents we have reviewed and such documents themselves are, as appears to us, authentic; and

Sinowing Law LLP

d) Conformity of copies: each copy document we have reviewed conforms to its original.

For the facts which are critical to the issuance of this legal opinion but are not supported by independent evidence, this firm’s lawyers will resort to the special reports, explanations and other documentations, and representation and warranty provided by relevant government agencies, accounting firms, asset appraisal offices and the management and shareholders of the Company.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the People’s Republic of China, and we express no opinion as to any laws other than the laws of the People’s Republic of China. To the extent the REGISTRATION STATEMENT, or any other document referenced therein or herein, is governed by any law other than that of the People’s Republic of China, we have assumed with your permission, and without any representation regarding the reasonableness of such assumption that the People’s Republic of China law is identical to the laws governing the particular agreement.

Based upon and subject to the foregoing, we are of the opinion that:

On July 12, 2010, substantially all of the employees who had made loans to the Company, which loans were made initially without a fixed term and without written agreements, agreed in writing that repayment of the loans will be due on July 12, 2014. We are of the opinion that this agreement on the part of such employees to amend the terms of the loans such that repayment will be due on July 12, 2010, rather than on demand, is valid, binding and enforceable in accordance with its terms under PRC Laws.

In rendering this legal opinion, we have not investigated or evaluated the existence of any other private agreement which is not disclosed to us which may affect our legal opinion. It may not be read as extending by implication to any other matter or document. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. We express no opinion as to circumstances or events which may occur subsequent to such date.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby concede that we are expert or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours Faithfully,

SINOWING LAW LLP
By:	ZOU Zhendong
Title:	Senior Partner

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